Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of April 24, 2019 by and between S&W Seed Company, a Nevada corporation (the "Company") and Matthew K. Szot ("Executive"). Together, Executive and the Company are sometimes referred to as the "Parties."

WHEREAS, the Executive serves as the Company's Executive Vice President of Finance and Administration and Chief Financial Officer;

WHEREAS, the Parties previously entered into and operated under the terms of that certain Employment Agreement dated as of March 18, 2016, which expired pursuant to its terms on December 31, 2018; and

WHEREAS, the Company and Executive both desire to memorialize the terms of Executive's employment arrangement, effective as of January 1, 2019 (the "Effective Date").

NOW THEREFORE, in consideration of the material advantages accruing to the two Parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and Executive:

  Duties and Scope of Employment.

    Positions and Duties. Executive will continue to serve, at the pleasure of the Board, as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company and shall report to the Company's Chief Executive Officer and the Company's Board of Directors (the "Board"). In the capacities of Executive Vice President of Finance and Administration and Chief Financial Officer, Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive's position within the Company. Executive will have the full powers, responsibilities and authorities customary for the chief financial officer of public corporations of the size, type and nature of the Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Chief Executive Officer and/or the Board. Executive will report solely and directly to the Chief Executive Officer and/or the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

    Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer or Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with Executive's obligations to the Company. After the date of this Agreement, Executive shall seek the approval of the Company's Compensation Committee before accepting or seeking any further positions. Executive shall also do the same with any outside paid employment/consulting positions. Executive represents that Executive is not subject to any non-competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Executive from fully performing Executive's services hereunder during Executive's employment with the Company.

  At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without Cause (as defined below) or advance notice.

  Term of Agreement. This Agreement is effective as of January 1, 2019 and will expire on December 31, 2020, unless terminated earlier pursuant to Sections 7 and 8 below. No later than June 30, 2020, the Company will notify Executive whether it intends to renew this Agreement (the "Renewal Notice").

  Compensation.

    Base Salary. Effective retroactive to October 25, 2018, the Company will pay Executive an annual salary of $310,000 as compensation for Executive's services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings. Executive's annual salary will be subject to review by the Compensation Committee of the Board, or any successor thereto (the "Compensation Committee") not less than annually, and increases will be made in the discretion of the Compensation Committee. Subsequent changes in Executive's Base Salary shall not require an amendment to this Agreement, provided that the change is documented in a resolution duly adopted by the Compensation Committee.

    Bonus Compensation. In the sole discretion of the Compensation Committee, Executive may receive periodic bonuses in acknowledgment of Executive's and the Company's achievements and efforts from time to time. Such bonuses may be payable in the future in alignment with stated performance goals or otherwise in the Compensation Committee's discretion. Beginning with the Company's fiscal year ended June 30, 2019, Executive shall be eligible to receive an annual incentive bonus of up to 110% of the Base Salary (the "Target Bonus Amount"), with a maximum potential bonus of up to 135% of the Base Salary. Executive's annual incentive bonus, if any, shall be payable 50% in cash and 50% in equity (the "Equity Component"). The Equity Component will in turn be allocated 50% in the form of a restricted stock unit award (the "RSU Component") and 50% in the form of a stock option award (the "Stock Option Component"). The number of shares subject to the RSU Component will be determined by dividing the dollar value of the RSU Component by the per share closing sales price of the Company's common stock on the date of grant, and the number of shares subject to the Stock Option Component will be determined by dividing the dollar value of the Stock Option Component by per share "fair value" of an option on the date of grant, using the same Black-Scholes-Merton option pricing model as is utilized by the Company to estimate the fair value of employee stock option grants for financial accounting purposes. The exact amount of the bonus shall be determined by the Compensation Committee, taking into account the achievement of personal and Company financial goals mutually agreed upon by the Compensation Committee and Executive. Annual target goals will be memorialized in a writing to be maintained by the Company's Human Resources Department. The amount of bonus compensation, the allocation between cash and equity and the target goals will be subject to review annually. Such changes shall not require an amendment to this Agreement, provided that any such change is documented in a resolution duly adopted by the Compensation Committee. The bonus, if any, including the Equity Component, will be paid on such date as determined by the Board or Compensation Committee (the "Bonus Payment Date"), subject to Executive's continued service through such date.

    Equity Incentive Compensation. Executive shall be eligible to participate in the Company's equity incentive plans, as in effect from time to time, and shall be considered for grants and awards at such times and in such amounts as shall be deemed appropriate by the Compensation Committee, as the administrator of such plans, in its sole discretion.

    Stock Ownership Guidelines. Executive shall be subject to, and shall comply with, the Company's stock ownership guidelines, including compliance with its Insider Trading Policy, including the Addendum thereto, and with Section 16 of the Securities Exchange Act of 1934, as amended.

  Executive Benefits

    Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time.

    Vacation.  Executive will be entitled to receive paid annual vacation in accordance with Company policy.

    Life Insurance. The Company shall maintain a term life insurance policy for the benefit of Executive's beneficiaries in the event of Executive's death with the following policy limits: In the event Executive dies while employed by the Company but not at a time when Executive is engaged in Company-related business, the policy shall provide for a death benefit equal to Executive's salary at the time of death; and in the event Executive dies while on Company-related business, the death benefit will equal two times Executive's salary at the time of death.

  Expenses. The Company will reimburse Executive for reasonable travel, business entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

  Termination of Employment. In addition to any other compensation payable to the Executive pursuant to this Agreement, in the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of the termination of Executive's employment with the Company (the "Date of Termination"), (b) pay for accrued but unused vacation, (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which Executive has a vested right (including any right that vests in connection the termination of Executive's employment), (d) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company's expense reimbursement policy, and (e) rights to indemnification Executive may have under the Company's Articles of Incorporation, as amended, the Company's Amended and Restated Bylaws, as amended, this Agreement, or Executive's separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies.

  Severance.

    Non-Renewal of Agreement. If the Company fails to deliver a Renewal Notice in the time period specified in Section 3 above, then, if Executive resigns his employment with the Company prior to the 45th day immediately following the expiration of this Agreement, and provided that such resignation constitutes a Separation from Service (as defined below), and further subject to the Release Requirement (as defined below), Executive will be eligible to receive a lump sum cash payment in an amount equal to six months of the Base Salary as in effect immediately before the Date of Termination, subject to required payroll deductions and tax withholdings, to be paid as soon as practicable following the Release Effective Date (as defined herein). Other than the acceleration of vesting provided for in Section 8(e) below, the severance provided for in this Section 8(a) shall be the exclusive severance that Executive is eligible to receive in connection with any resignation due to the Company's failure to deliver the Renewal Notice.

    Termination for Failure to Relocate. If the Company requests that Executive relocate Executive's primary residence to the geographical region in which the Company's headquarters are located and Executive fails to complete such relocation within six months of the Company's delivery of such request, and the Company terminates Executive's employment within the 45 day period immediately following the end of such 6-month period, and provided such termination constitutes a Separation from Service, then, subject to the Release Requirement, Executive will be eligible to receive a lump sum cash payment in an amount equal to 12 months of the Base Salary as in effect immediately before the Date of Termination, subject to required payroll deductions and tax withholdings, to be paid as soon as practicable following the Release Effective Date (as defined herein). Other than the acceleration of vesting provided for in Section 8(e) below, the severance provided for in this Section 8(b) shall be the exclusive severance that Executive is eligible to receive in connection with the Company's termination of Executive's employment under the circumstances described in this Section 8(b). For clarity: any termination pursuant to this Section 8(b) shall not qualify as an involuntary termination of Executive's employment without Cause; a request to relocate prior to a Change of Control shall not give Executive the right to resign for Good Reason; and this Section 8(b) shall apply only to the Company's termination of Executive's employment under the circumstances described in this Section 8(b).

    Termination Without Cause or Resignation for Good Reason Unrelated to Change of Control.  If (i) Executive's employment with the Company is terminated by the Company without Cause (other than (x) as a result of Executive's death or Disability (as defined below) or (y) under the circumstances described in Sections 8(a) or (b) above or Section 8(d) below), or (ii) Executive resigns for Good Reason (as defined below), then, subject to compliance with the Release Requirement, and provided such termination or resignation constitutes a Separation from Service, Executive will be eligible to receive the following severance benefits, to be paid as soon as practical following the Release Effective Date:

      A lump sum cash payment in an amount equal to 12 months of the Base Salary as in effect immediately before the Date of Termination, subject to required payroll deductions and tax withholdings. For such purposes, Executive's Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive's right to resign for Good Reason; and

      A lump sum cash payment in an amount equal to 100% of the Target Bonus Amount, subject to required payroll deductions and tax withholdings. For purposes of calculating the Target Bonus Amount, Executive's final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive's right to resign for Good Reason.

    Termination Without Cause or Resignation for Good Reason During Change of Control Period. If, at any time during the Change of Control Period, (i) Executive's employment with the Company is terminated by the Company without Cause (other than (x) as a result of Executive's death or Disability or (y) under the circumstances described in Section 8(a) above), or (ii) Executive resigns for Good Reason, then, subject to compliance with the Release Requirement, and provided such termination or resignation constitutes a Separation from Service, Executive will be eligible to receive the following severance benefits in lieu of (and not in addition to) the severance benefits described in Section 8(c) above, and provided that Executive satisfies the Release Requirement and remains in compliance with the terms of this Agreement, to be paid as soon as practical following the Release Effective Date:

      A lump sum cash payment in an amount equal to 18 months of the Base Salary as in effect immediately before the Date of Termination, subject to required payroll deductions and tax withholdings; provided, however, that such payment shall be increased to 24 months of the Base Salary if the per share consideration payable in connection with the Change of Control (the "Transaction Price") is at least $10. For such purposes, Executive's Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive's right to resign for Good Reason;

      A lump sum cash payment in an amount equal to 150% of the Target Bonus Amount, subject to required payroll deductions and tax withholdings; provided, however, that such payment shall be increased to 200% of the Target Bonus Amount in the event the Transaction Price is at least $10.00. For purposes of calculating the Target Bonus Amount, Executive's final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive's right to resign for Good Reason; and

      If Executive timely elects continued coverage under COBRA, the Company will pay Executive's COBRA premiums to continue Executive's coverage (including coverage for Executive's eligible dependents, if applicable) ("COBRA Premiums") through the period starting on the Date of Termination and ending 18 months after the Date of Termination (the "COBRA Premium Period"); provided, however, that such COBRA Premium Period shall be extended to 24 months if the Transaction Price is at least $10.00; and provided, further, that the Company's provision of the COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive's dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive's eligible dependents), subject to applicable tax withholdings (such amount, the "Special Cash Payment"), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

    Accelerated Vesting. In addition to the benefits provided for in this Section 8, upon (X) any termination of Executive's employment with the Company under the circumstances described in Sections 8(a), 8(b), or 8(c)(i), or (Y) a Change of Control, then, effective as of the Release Effective Date, the vesting and exercisability of all unvested time-based vesting equity awards then held by Executive shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Executive upon such termination or Change of Control, as applicable, and shall remain exercisable, if applicable, following Executive's termination as set forth in the applicable equity award documents. If Executive's employment terminates for any other reason, including but not limited to, death or Disability, then, Executive's outstanding equity awards will be treated in accordance with the terms and conditions of the applicable award agreement(s). With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

    Termination for Cause.  If Executive's employment is terminated for Cause by the Company, then, (i) all further vesting of Executive's outstanding equity awards will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.

  Covenants; Conditions to Receipt of Severance; Mitigation.

    Non-disparagement.  During the Employment Term and for the 12 months thereafter, Executive will not, and will cause Executive's relatives, agents and representatives to not, knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company, its directors, or its officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive. The Company's obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Vice President or above and members of the Board. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. Payments of severance to Executive, in accordance with Section 8 above, shall immediately cease, and no further payments shall be made, in the event that Executive breaches the provisions of this Section 9(a).

    Release of Claims. To be eligible for any of the severance benefits provided in this Agreement, Executive must satisfy the following release requirement (the "Release Requirement"): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the "Release") within the applicable deadline set forth therein, but in no event later than 45 calendar days following Executive's termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the "Release Effective Date"). Notwithstanding the foregoing, if the period for satisfaction of the Release Requirement begins in one taxable year and ends in another taxable year, then the Release Effective Date shall occur no sooner than the first date of such second taxable year. No severance benefits pursuant to this Agreement will be paid prior to the Release Effective Date. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive's right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement, other than as set forth in Section 7 above.

    Mitigation. Payments of severance to Executive, in accordance with Section 8 above, shall immediately cease, and no further payments shall be made, in the event that Executive materially breaches the PIAA (as defined in Section 12(d) below) (provided, however, that Executive's right to future payments will be restored, and any omitted payments will be made to Executive promptly, if the Board in its reasonable good faith judgment determines that such breach is curable, and Executive cures the breach to the reasonable satisfaction of the Board within 30 days of having been notified thereof). Executive agrees to cooperate with the Company and to provide timely notice as to Executive's activities following a termination without Cause so that the Company may monitor its obligation under Section 8 above.

  Definitions.

    "Cause" means the occurrence of any one or more of the following: (i) Executive's willful gross misconduct that is materially adverse to the Company; (ii) Executive's willful violation of a federal or state law, rule or regulation applicable to the business of the Company that is materially adverse to the Company; (iii) Executive's conviction for, or entry of a guilty or no contest plea to, a felony; (iv) Executive's material breach of this Agreement or the PIAA. Executive's termination of employment will not be considered to be for Cause unless it is approved by a majority vote of the members of the Board of Directors or an independent committee thereof. It is understood that good faith decisions of the Executive relating to the conduct of the Company's business or the Company's business strategy will not constitute Cause.

    "Change of Control" means the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of consolidation or merger after which the then current stockholders of the Company hold less than 50% of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company shall not be deemed a Change of Control.

    "Change of Control Period" means the time period commencing three months before the effective date of a Change of Control and ending on the date that is 12 months after the effective date of a Change of Control.

    Executive shall have "Good Reason" for resignation from employment with the Company if any of the following actions are taken by the Company without Executive's prior written consent: (i) a material diminution of Executive's Base Salary; (ii) a material diminution of Executive's duties, authority or responsibilities, taken as a whole, other than if asked to assume substantially similar duties and responsibilities in a larger entity after a Change of Control (provided, that a change in job position (including a change in title) or reporting line shall not be deemed a "material reduction" in and of itself unless Executive's new duties are materially reduced from the prior duties; or (iii) following a Change of Control, either (a) an involuntary relocation of Executive's primary work location outside of San Diego County, or (b) an involuntary increase in Executive's commute to the Company's headquarters on a materially more frequent basis than what was historically required prior to such increase. In order for Executive to resign for Good Reason, each of the following requirements must be met: (w) Executive must provide written notice to the Board within 90 calendar days after the first occurrence of the event giving rise to Good Reason, setting forth the basis for Executive's resignation; (x) the Company has not reasonably cured such event within 30 calendar days following receipt of such written notice (the "Cure Period"); and (z) Executive must resign from all positions Executive then holds with the Company not later than 90 calendar days after the expiration of the Cure Period.

    "Disability" means Executive's absence from Executive's responsibilities with the Company on a full-time basis for 180 calendar days in any consecutive 12-month period as a result of Executive's mental or physical illness or injury.

    "Separation from Service" has the meaning set forth in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder.

  Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

  Confidential Information, etc.

    Non-Disclosure of Information. It is understood that the business of the Company is of a confidential nature. During the period of Executive's employment with the Company, Executive may receive and/or may secure confidential information concerning the Company or any of the Company's affiliates which, if known to competitors thereof, would damage the Company or its said affiliates. Executive agrees that during and after Executive's employment, Executive will not, directly or indirectly, divulge, disclose or appropriate to Executive's own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during his employment concerning such confidential matters of the Company or its affiliates, including, but not limited to, information pertaining to contact information, financial information, research, product plans, products, services, customers, markets, developments, processes, designs, drawings, business plans, business strategies or arrangements, or intellectual property or trade secrets. Upon termination of Executive's employment, Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its affiliates that are, directly or indirectly, in the possession or under the control of Executive. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

    Trade Secrets. Executive acknowledges and agrees that during Executive's employment and in the course of the discharge of Executive's duties, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, proprietary, technical, financial, personnel, sales and other information that is owned by the Company and regularly used in the operation of the Company's business, and that such information constitutes the Company's trade secrets. Executive specifically agrees that Executive shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during Executive's employment or at any other time thereafter, except as is required in the course of Executive's employment hereunder. Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Executive during the course of Executive's employment, including information concerning the Company's current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with the Company, either during his employment or at any other time thereafter. Executive further agrees that all files, records, documents, specifications, and similar items relating to the Company's business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of the Company's Chief Executive Officer or his designee.

    Cooperation. Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company's counsel, Executive's assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's reasonable request and expense in order to fulfill this obligation.

    Proprietary Inventions and Assignment Agreement. Executive has previously executed and delivered to the Company the Company's Proprietary Inventions and Assignment Agreement (the "PIAA"). Executive reaffirms each and every statement, representation and commitment stated therein.

    Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and Executive, nothing in this Agreement shall limit Executive's right to (i) discuss his employment or report possible violations of law or regulation with any federal government agency or similar state or local agency, or (ii) discuss or disclose information with others regarding the terms and conditions of his employment or unlawful acts in the Company's workplace, including but not limited to sexual harassment.

  Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity, which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

  Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

  If to the Company:

  Attn: Chairman of the Compensation Committee
  c/o Corporate Secretary
  S&W Seed Company
  106 K Street, Suite 300
  Sacramento, CA 95814

  If to Executive:

  at the last residential address known by the Company

  Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction or an arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

  Governing Law; Arbitration.

    This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

    To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's employment with the Company, the Parties agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive's employment with the Company, or the termination of Executive's employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. 1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. ("JAMS") or its successors before a single arbitrator, under JAMS' then applicable rules and procedures for employment disputes (which will be provided to Executive upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The Parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator's fee. Nothing in this Agreement is intended to prevent either of the Parties from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

  Notwithstanding the foregoing, the Parties shall continue performing their respective obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

  Integration. This Agreement, together with the PIAA and the standard forms of equity award grants that describe Executive's outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

  Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

  Survival. The PIAA and the Company's and Executive's responsibilities under Sections 7, 8(a), 9, 10, 11, 13, 14, 15 and 16 will survive the termination of this Agreement.

  Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

  Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

  Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive's private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

  Internal Revenue Code Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) ("Section 409A"), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive's Separation from Service to be a "specified Executive" for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation," then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive's Separation from Service, (ii) the date of Executive's death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 23 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes "deferred compensation" under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the 60th day following the Separation from Service, regardless of when the Release actually becomes effective. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

  Section 280G; Limitations on Payment.

    If any payment or benefit Executive will or may receive from the Company or otherwise (a "280G Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment provided pursuant to this Agreement (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

    Notwithstanding any provision of Section 24(a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

    Unless the Parties agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 24. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive's right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

    If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 24(a) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 24(a) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 24(a) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

  Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the day and year written below.

Company:

S&W SEED COMPANY

By: /s/ Mark Wong
Name: Mark Wong
Title: CEO
Date: 4/24/19

Executive:

/s/ Matthew K. Szot
Matthew K. Szot

SCHEDULE A

  SenesTech, Inc.

  Eastside Distilling, Inc.